May 3, 1996


VIA FEDERAL EXPRESS


Warren Nimetz, Esq.
Fulbright & Jaworski
666 Fifth Avenue, 31st Floor
New York, NY  10103

Dear Warren:

     I am enclosing the executed original of the Warrant to purchase 1,116,335 Shares of Common Stock of The Aegis Consumer Funding Group,
Inc. (the "Warrant"). Please hold this warrant in escrow. You should deliver this Warrant to Greenwich Capital Markets, Inc. ("Greenwich"), or redeliver this Warrant to Aegis, only upon receipt of, and in accordance with, our written instructions. This Warrant represents the Warrant which Aegis has agreed to deliver to Greenwich in accordance with the terms of that ce

                                   Very truly yours,



                                   Gary D. Peiffer
                                   General Counsel

GDP:jb
Enclosure